UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2013

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 21, 2013, Silicon Laboratories Inc. (“Silicon Laboratories”) issued a press release announcing the appointment of Alf-Egil Bogen to its board of directors, effective as of October 17, 2013.

Mr. Bogen is currently the chief executive officer and a member of the board of directors of Novelda AS, a privately held semiconductor company based in Norway. Prior to joining Novelda, Mr. Bogen was chief marketing officer of Energy Micro AS, until it was acquired by Silicon Laboratories in July 2013. Mr. Bogen held various management positions at Atmel Corporation, including managing director of its AVR business unit from 1995 to 2009, vice president of corporate marketing from 2009 to 2011, and chief marketing officer from 2011 to 2013. He began his career at Nordic VLSI in Norway. Mr. Bogen is 47 years old and holds a Master of Science degree in electrical engineering and computer science from Norwegian University of Science and Technology and a Bachelor of Science degree in electrical and computing engineering from Trondheim University College.

Mr. Bogen was the beneficial owner of approximately 2% of the Energy Micro equity and accordingly (a) received approximately $0.9 million of the initial $115 million purchase price, (b) may receive an additional approximately $0.4 million out of the $20 million holdback related to potential indemnification claims and (c) may receive up to approximately $0.7 million of the $33 million earn-out.  Mr. Bogen had invested approximately $0.8 million in Energy Micro prior to the acquisition.

The press release announcing the appointment of Mr. Bogen is attached hereto as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99	Press Release of Silicon Laboratories Inc. dated October 21, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

October 21, 2013	/s/ John C. Hollister

Date	John C. Hollister Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release of Silicon Laboratories Inc. dated October 21, 2013